Exhibit 10.20


December 10, 2001

Mr. Michael Weiner
Chief Executive Officer
Biophan Technologies, Inc.
150 Lucius Gordon Drive
West Henrietta, New York 14586

Dear Mike:

The UB Business Alliance is pleased to present the following Strategic Partnership for Industrial Resurgence (SPIR) proposal entitled "Development of a Flexible Composite Coating for Electromagnetic Interference Shielding of Pacemaker Leads" for your review and consideration.

Current Situation

Biophan Technologies, Inc. specializes in the development and commercialization of lifesaving technologies in the fields of pacemakers and biotechnologies.

Project Objectives

The overall objective of the project is to develop a flexible MRI compatible coating for pacemaker leads. The following are the specific project objectives:

    * Testing of composite materials using one or more types of biocompatible polymer as the matrix and one or more electrically conducting particles or short fibers as the filler. Tests will include volume fractions, shielding effectiveness, flexibility, optimum filler volume, processability, and application of the composite coating material.

    * Further testing will involve mixing the polymer and the filler in various proportions and casting the slurry into molds for various tests. The slurry will be applied on a substrate to form a coating to be tested. Testing will involve measurement of the EM! shielding effectiveness. There will also be mechanical testing of bulk specimens under tension and scratch testing of specimens in the form of coatings. A tensile test will allow the determination of the strength and ductility.

Deliverables

The intention of this project is to provide the following deliverables to Biophan Technologies:

    * A polymer, filler and composite processing method for providing a composite that satisfies the EMI shielding, mechanical and processability requirements.

    * Technical report and final presentation.

Project Schedule

This project will take approximately seven (7) months.

Project Investment

The total cost of this project is $42,994.00.

     Total Project     SPIR Contribution     Biophan Contribution
      $42,994.00          $19,619.00              $23,375.00

Biophan Technologies, Inc., would need to provide a SPIR Commitment Form as described in Appendix A.

Additionally, Biophan Technologies, Inc., is responsible for providing the following to ensure the success of this project:

    * Availability of key personnel.
    * Access to all necessary documentation.
    * Access to production facility/processes.
    * Information on the biocompatible polymer currently used.

Any inventions resulting or arising from this agreement shall be subject to the Patents and Inventions Policy of State University of New York.

Contract Information

All SPIR contracts with the UB Alliance are administered through Research Foundation, Office of Sponsored Programs Administration. They will handle any contractual requirements.

Billing of all SPIR projects is done by the UB Foundation. All invoices for this project will be generated by their office. Please remit all payments to the following address:

                         UB Business Alliance
                         1576 Sweet Home Road, Suite 107
                         Amherst, New York 14228

Upon acceptance of this proposal, please submit two (2) copies of Appendix B on your company letterhead addressed to UB Business Alliance, filling in the appropriate blanks.

Work cannot commence until the UB Business Alliance has received the SPIR Commitment Form and the Grant Letter.

This proposal contains SPIR support funds that reduce the total cost of this project. The total amount of SPIR funds approved each year is limited and is made available to companies in the order in which each recipient commits and signs the contract containing these funds. When. the funds are depleted, no more SPIR money is available until the next fiscal year. This proposal expires on December 31, 2001. After this date, it may be necessary to provide a new proposal with reduced or no SPIR support funds.

Intellectual Property and Licensing Provisions

Parties to this Agreement recognize that inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any other legally protectable information, including computer software (herinafter referred to collectively as "Project Intellectual Property") may result from the investigations that are pursued by the parties during the performance of this Agreement. Title to any Project Intellectual Property, first made or generated during the performance of this Agreement shall vest in the following manner:

    1. in UB if the Project Intellectual Property is made using facilities of State University of New York or is made solely by UB personnel;

    2. in Biophan Technologies, Inc. if the Project Intellectual Property is made by Biophan Technologies, Inc. personnel not utilizing facilities of State University of New York; or,

    3. jointly in Biophan Technologies, Inc. and UB if the Project Intellectual Property is made using facilities of State University of New York and by Biophan Technologies, Inc., personnel not utilizing facilities of State University of New York, or if the Project Intellectual Property is made as the result of a joint invention by both UB and Biophan Technologies, Inc., personnel not using the facilities of State University of New York.

If ownership of Project Intellectual Property vests in one party, that party may perfect legal protection therein in its own name and at its own expense. Biophan Technologies, Inc. shall have the first option to perfect the rights in jointly owned Project Intellectual Property unless otherwise agreed to in writing.

Where Project Intellectual Property vests only in UB, Biophan Technologies, Inc. will be granted a non-exclusive, royalty-free license to such Project Intellectual Property under the terms and conditions of the License Agreement attached herein as Appendix E. Biophan Technologies, Inc. will have an exclusive option for an exclusive license to Project Intellectual Property, for a period of 180-days after such invention is disclosed to Biophan Technologies, Inc., in writing. UB shall not disclose Project Intellectual Property to any third party nor negotiate terms to a license with any third party during the 180-day option period; provided, however, that UB may submit for publication and publish the results of this project subject to the terms and conditions provided below. At any time prior to the expiration or termination of an option, Biophan Technologies, Inc. may exercise such optional by giving written notice to UB, whereupon the parties will promptly and in good faith enter into negotiations for a license under UB's rights in the Project Intellectual Property for Biophan Technologies, Inc. to make, use and/or sell products and/or services that embody, or the development, manufacture and/or use of which involves employment of, the Project Intellectual Property. The terms of such exclusive license will include, among others:

    1. payment of reasonable royalty rates to UB on sales of products or services which embody, or the development, manufacture or use of which involves employment of, the Project Intellectual Property;

    2. reimbursement by Biophan Technologies, Inc. of expenses incurred by UB in seeking and maintaining patents or other legal protection for the Project Intellectual Property in countries covered by the license; and,

    3. reasonable commercialization milestones and/or minimum annual royalties.

In the event that Biophan Technologies, Inc. does not accept the terms of the license to any Project Intellectual Property within ninety (90) days after commencement of the negotiations between the parties with respect thereto, or during the option period, whichever is longer, UB may offer the same terms to any third party. If such terms are not accepted by a third party, UB shall not offer a license upon more favorable terms to any third party without first offering the more favorable terms to Biophan Technologies, Inc.

Where Project Intellectual Property vests jointly in Biophan Technologies, Inc. and UB, Biophan Technologies, Inc. and UB will each have non-exclusive rights to such Project Intellectual Property. At Biophan Technologies' request, Biophan Technologies, Inc. and UB may enter into negotiations for an exclusive license to UB's rights to the Project Intellectual Property.

Confidentiality /Publication

    a) Project Intellectual Property of a party, as well as other proprietary or confidential information of a party, disclosed by that party to the other in connection with this project shall be received and held in confidence by the receiving party and, except with the consent of the disclosing party or as permitted under this Agreement, neither used by the receiving party nor disclosed by the receiving party to others, provided that the receiving party has received formal written notice from the disclosing party that the information regarded by the disclosing party as proprietary or confidential. However, these confidentiality obligations shall not apply to use or disclosure by the receiving party after such information or becomes known to the public without breach of this provision or is or becomes known to the receiving party from a source not bound by an obligation of confidentiality that is reasonably believed to be independent of the disclosing party or is developed by or for the receiving party independently of its disclosure by the disclosing party.

    b) Subject to the terms of paragraph (a) above, either party may publish its results from this project. However, the publishing party will provide the other party with a draft of any proposed publication at least 60 days prior to submission for publication for review and comment with respect to any Project Intellectual Property or proprietary information of the reviewing party which may be inadvertently revealed in the proposed publication. In the event that the reviewing party identifies information in the proposed publication as proprietary to the reviewing party, the drafting party will remove such proprietary information from the draft prior to submission for publication. In the event that the proposed publication is the result of a collaborative effort involving the Parties, the reviewing party will also review and comment on the proposed authorship of the publication. All comments by the reviewing party will be given full consideration before publication. Furthermore, upon request of the reviewing party, publication will be deferred for up to an additional 60 days to allow for preparation and filing of a patent application or other legal protection which the reviewing party has the right to file or to have filed at its request by the drafting party.

The Project Team

The following consultant team has been identified as a good match for your company. Team member biographies are contained in Appendix C.

Team Member                            Functional Role

Dr. Deborah Chung                      Project Director

Graduate Assistant                     Data Collection/Testing

Sue Garuder                            Project Management

Sallie Reed                            Financial Officer

Thank you for the opportunity to submit this proposal. I will plan on calling you next week to determine appropriate next steps.

Sincerely,

Tim Leyh .
Business Development

cc: Project Director

Attachments

                                  Appendix A
                             SPIR Commitment Form



                                                                            6



                 Strategic Partnership for Industrial Resurgence
                                  2000-2001
                           Company Commitment Form

                                 Page 1 of 2

Company Information:

Company Name:            Biophan Technologies, Inc.
Address:                 150 Lucius Gordon Drive, West Henrietta, NY 14586
Number of Employees:     10
Customer Group:
(Circle one)             Biotechnology                   Energy
                         Computer/Software               Electronics
                         Educational Technology          Mechanical Products
                         Materials/Chemical Engineering  Parts Suppliers
                         Environmental                   Engineering
                         Other: (please specify):

SIC Code:

Project Information:

Project Name:      Development of a Flexible Composite Coating for
                   Electromagnetic Interference Shielding of Pacemaker Leads

Brief Description: The overall objectives of the project are to develop a flexible MRI compatible coating for pacemaker leads.

As a result of this project and over the course of the next three (3) years I expect:

Please fill in all applicable categories:

Impact Measure                               Expected
---------------------------------------------------------------------
Jobs Created
Jobs Retained
Capital Invested by Firm (related to
project results)
Training Dollars Invested b Firm
Increased Sales
Increased Market Share
Creation of New or Revised Product s)
Creation of New or Revised Process(es)

                                                                            7



                                  Page 2 of 2
Technical Impact

Project Duration                       7 months

Project Cost by Company                $23,375.00

SPIR Contribution                      $19,619.00

Other Contribution (please specify)    N/A

Name of Faculty/Staff Involved         Dr. Deborah Chung

Name of Student Involved:              Graduate Assistant (TBD)

Company Contact Verification Information:

Name: Michael L. Weiner
Title: President
Phone #: 716-214-2432
Fax #: 716-424-6538

                          Company Official        SPIR Representative

Signature                 -----------------       --------------------

Date                      -----------------       --------------------

Please return one completed copy of this Commitment Form on company letterhead to:

Mr. Nick Randell
Business Development
UB Business Alliance
1576 Sweet Home Rd., Suite 107
Amherst, New York 14228

Upon receipt of this completed commitment form, the SPIR representative will provide signature to verify this information and forward a copy to you for your records. This form must be received prior to our starting work on this project.

                                                                            8



                                  Appendix B
                              Sample Grant Letter



                                                                            9



                           Biophan Technologies, Inc.

December 11,2001

Mr. Edward P. Schneider
Executive Director
c/o UB Business Alliance
1576 Sweet Home Road, Suite 107
Amherst, New York 14228

Re: Grant

Dear Mr. Schneider:

Biophan Technologies is pleased to be able to provide a grant of $23,375.00 to UB Foundation Services, Inc. (UBFS) acting on behalf of the University of Buffalo and The Research Foundation of State University of New York to support the program entitled "Development of a Flexible Composite Coating for Electromagnetic Interference Shielding of Pacemaker Leads" under the direction of Nick Randell.

Upon receipt of this letter, the UB Foundation Services will forward to us an invoice for twenty- five percent ($5,483.75) of the cost of this project. Twenty-five percent ($5,843.75) will be forwarded on February 28, 2002, 25% ($5,843.75) will be forwarded on April 30, 2002 and the remaining 25% ($5,843.75) will be forwarded within 30 days of the receipt of the final report. Please forward a duplicate of this letter signed by you indicating acceptance of the award on behalf of the University.

Although no accounting of these grant funds will be required, Internal Revenue Service regulations may require that, in order to receive appropriate recognition of the award for tax purposes, we receive from the fiscal administrator of the grant award a statement that grant funds have been used for the support of the research program named above. Such a statement shall be provided upon our written request.

I will serve as our technical representative for the project, and will be responsible for monitoring the progress of the study and will be available to provide assistance as needed.

We acknowledge and agree that the services rendered by the University at Buffalo through the UBFS are advisory in nature and may be accepted or rejected by us in our sole discretion. We understand the UBFS does not warrant, represent or guarantee that the services will achieve a specific result. UBFS's sole obligation hereunder shall be to use its best efforts to perform Services in good faith and in accordance with the provisions of this grant.


150 Lucius Gordon Drive Suite 203 * West Henrietta, NY 14586 * 716.214.2441 * fax 716.427.9049

                                                                           10



We agree that the acceptance of UBFS's services shall be an expression of our business judgment at our own risk. In no event shall UBFS have liability hereunder for consequential, exemplary, special or incidental damages.

Either party shall have the right to terminate with ~ (30) days written notice when that party determines termination to be in its best interest. In the event of termination, Sponsor shall reimburse UBFS for contractual commitments and financial obligations incurred by UBFS in performance of these services prior to such termination, if such financial obligations or contractual commitment cannot be canceled by UBFS. Salary and tuition committed to graduate research assistants through the semester in which termination may occur shall be considered noncancellable.

The vehicles for transfer funds will not contain provisions that are not included in this letter. Please indicate the University's acceptance of this grant by signing a duplicate of this letter for our files.

                                              Sincerely,

                                              Michael L. Weiner
                                              Chief Executive Officer

Accepted on Behalf of
State University of New York at Buffalo by
UB Foundation Services, Inc.

By:
Name: Edward P. Schneider

Title: Executive Director

Date:

                                                                           11



                                Appendix C
                          Team Member Biographies



                                                                           12



Deborah D.L. Chung, Ph.D.

Dr. Chung's professional interest is in materials science and engineering, with relationship to mechanical engineering (smart materials, composite materials), electrical engineering (electronic packaging, shielding, sensors), civil engineering (concrete) and chemical engineering (batteries, modified carbons). It pertains to multidisciplinary research, practical applications and new material development.


EDUCATION

Ph.D. 1977     Massachusetts Institute of Technology, Cambridge, MA
               Materials Science

S.M. 1975      Massachusetts Institute of Technology, Cambridge, MA Materials
               Science

M.S. 1973      California Institute of Technology, Pasadena, CA Engineering
               Science

B.S. 1973      California Institute of Technology, Pasadena, CA Engineering
               and Applied Science


EXPERIENCE

1986 -Present  University at Buffalo, The State University of New York,
               Department of Mechanical and Aerospace Engineering, Endowed Chair Professor (1991-present) Professor (1986-present)

1977 -1986     Carnegie Mellon University, Department of Metallurgical
               Materials and Materials Science
               Associate Professor (1982-86)
               Assistant Professor (1977-82)


CONSULTING CLIENTS

Enidine Inc.                       Occidental Chemical Corporation

Process Technologies, Inc.         Delphi

Various Attorneys

                                                                           13



                                 Appendix D
                        Patents and Inventions Policy
                                    of
                          State University of New York



                                                                           14



                       Patents and Inventions Policy of
                       The State University of New York

    The patents and inventions policy of the State University of New York as approved by the Board of Trustees on September 19,1979 and amended on November 16,1988, reads as follows:

Title 8, Chapter V, Subchapter B, Section 335.28 of the Official Compilation of Codes, Rules and Regulations of the State of New York.

  (Article XI, Title J, Section 1. of the Policies of the Board of Trustees.)


335.28 Patents and inventions policy.

(a) -Purpose.

    (1) State University recognizes that the three primary missions of an educational institution are teaching, research, and public service. While carrying out its research mission, State University further recognizes that inventions of value to the public will be made by persons working in its facilities. It is the policy of State University to encourage such inventors and inventions and to take appropriate steps to aid the inventor and ensure that the public receives the benefit. Appropriate steps include securing research support, identifying inventions, securing appropriate patents, marketing inventions through licensing and other arrangements, and managing royalties and other invention-related income. These activities are undertaken in a spirit of cooperation with governmental agencies and private industry as part of State University's contribution to the economic well-being of the State of New York and of the nation.

    (2) In implementing its policies State University will take appropriate steps to ensure that its faculty may freely publish the results of scholarly research pursuant to the State University board of trustees policy on unrestricted disclosure of research activities as set forth in trustees' resolution number 66-258. In conformance with this principle, all concerned shall cooperate so that essential rights to inventions shall not be lost.

    (3) All net proceeds after payment of the inventor's share as defined in subdivision (c), and other appropriate costs associated with the university technology transfer program, realized from the marketing of State University inventions shall be used for the support of State University research programs.

(b) All inventions made by faculty members, employees, students, and all others utilizing . university facilities at any of the State-operated institutions of State University shall belong to State University and should be voluntarily disclosed, or shall be disclosed to State University upon request of the university. The inventor or inventors shall make application for patents thereon as directed by State University and shall assign such applications or any patents resulting therefrom to or as directed by State University. However, non-university organizations and individuals who utilize university research facilities under the trustees' policy on cooperative use of research equipment, or policy and guidelines on use of State University facilities by emerging technology enterprises, will retain ownership of all patentable inventions. Also, an invention made by an individual wholly on such individual's own time, and without the use of such

                                                                           15



university facilities, shall belong to the individual even though it falls within the field of competence relating to the individual's university position. For purposes of this provision, an individual's "own time" shall mean time other than that devoted to normal and assigned functions in teaching, university service, direction and conduct of research on university premises and utilizing university facilities. The term "university facilities" shall mean any facility available to the inventor as a direct result of the inventor's affiliation with State University, or any facility available under the trustees' policy on cooperative use of research equipment, or policy on use of facilities by emerging technology enterprises, and which would not otherwise be available to a non-State University-affiliated individual. Where any question is raised as to ownership of an invention or patent under these provisions, the matter shall be referred to a committee of five members to be named by the chancellor of State University. At least three of such members shall be members of the academic staff of the university. Such committee shall make a careful investigation of the circumstances under which the invention was made and shall transmit its findings and conclusions to the chancellor for review. If the committee determines that the invention has been made without the use of university facilities and not in the course of the inventor's employment by or for the university, and the chancellor concurs in such determination, the university will assert no claim to the invention or to any patent obtained thereon.

(c) With respect to any invention obtained by or through State University or assigned to or as directed by it in accordance with the foregoing provisions, the university, in recognition of the meritorious services of the inventor and in consideration of the inventor's agreement that the invention shall belong to the university, will make provision entitling the inventor and the inventor's heirs or legatees to a nonassignable share in any proceeds from the management and licensing of such invention to the extent of 40 percent of the gross royalty paid, unless this exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control in such cases. State University may make suitable arrangements with non-profit patent management agencies for the purpose of obtaining services and advice with respect to the patentability of inventions, the obtaining of patents thereon and the management and licensing of inventions. Such arrangements may provide for division of the net income from any invention after payment of the inventor's share between the management agency and State University.

(d) Upon recommendation of the patents and inventions policy board, the chancellor may grant exclusive licenses for a fixed period for the marketing of inventions, since it is recognized that in the absence of such a condition some inventions may not reach the marketplace .for the public benefit. Granting of exclusive licenses for a fixed period may be accepted by the chancellor as a condition for industrial sponsorship of research programs, within guidelines recommended by the patents and inventions policy board. ..

(e) Grants made available to State University by or through The Research Foundation of State University of New York shall be subject to the policy herein stated except in special instances as hereinafter provided. Nothing in the policy herein stated shall prevent the acceptance of research grants from, or the conduct of research for, agencies of the United States, either directly or through the Research Foundation, upon terms and conditions under applicable provisions of Federal law or regulations which require a different disposition of inventions or patent rights, nor shall anything herein contained prevent cooperative arrangements with other agencies of the State of New York for research.

                                                                           16



(f) The chancellor, acting with the advice of the patents and inventions policy board or State University's designated patent management agent, may determine not to .file a patent application in the case of any specific invention or continue efforts at marketing. The University's decision shall be arrived at, in consultation with the inventor, within a period not to exceed six months from the date of .first submission of the inventor's properly executed statement of disclosure of invention to the university or its designee. In every instance in which the university determines not to ..file a patent application or continue efforts at marketing, or fails to elect to do so within six months from the date of submission of said disclosure statement, all of the university's rights to the invention shall be released to the inventor, who may then file for a patent, subject only to those restrictions that may be required by an external sponsor, if any. In every instance in which the university determines to .file a patent application or continue efforts at marketing, the inventor may, at any subsequent time, request the patents and inventions policy board to recommend such release. For any invention so released to an inventor, State University, at its option, shall receive 10 percent of the net proceeds, in recognition of the contribution of the State and people of New York to the support of the research which resulted in said invention. For purposes of this provision, the term "net proceeds" shall mean earnings to the inventor from the invention over and beyond reasonable costs incurred in the process of patent application and management.

(g) In all cases, any person is entitled to request an exception or waiver to the provisions of this patents and inventions policy. The person requesting an exception or waiver shall have the right to appear, accompanied by representatives of the person's choice, before the patents and inventions policy board for consideration of the request for an exception or waiver. The patents and inventions policy board shall prepare a report of its findings and an advisory recommendation to the chancellor for review. The decision of the chancellor on the findings and recommendations of the patents and inventions policy board shall be final.

(h) The chancellor shall establish and appoint a patents and inventions policy board of the State University of New York and designate the chair thereof in accordance with the following:

    (1) The patents and inventions policy board shall have no more than 10 members, and shall include one representative of the central administration, two from the university centers, one from the health sciences centers, one from another major research institution of the university, one from the colleges of arts and sciences, one from the agriculture and technology colleges, one from The Research Foundation of State University of New York, and two representatives from business and industry.

    (2) The patents and inventions policy board shall have full powers of organization.

    (3) The members of the patents and inventions policy board shall serve without extra compensation and at the pleasure of the chancellor. The normal term of appointment shall be for three years.

    (4) The patents and inventions policy board shall meet at least once annually.

                                                                           17



    (5) The patents and inventions policy board shall advise the chancellor in the following matters:

        (i) guidelines and procedures for the implementation of these policies;

        (ii) exceptions to these policies in unusual circumstances;

        (iii) determining the extent of the university's interest in inventions;

        (iv) determining whether or not to grant exclusive licenses or to commit the university to the future granting of exclusive licenses as a condition of sponsorship for particular research projects; and

        (v) such other matters as the chancellor may deem appropriate.

    (6) The patents and inventions policy board shall undertake continual review of these policies and advise the Chancellor and the board of trustees thereto.

    (7) The patents and inventions policy board shall maintain current information concerning patent and invention activities within the university, disseminate information to the faculty of State University concerning such activities, and encourage general awareness of and interest concerning patents within the university community.

    (8) The patents and inventions policy board, through the chancellor, shall report annually to the board of trustees concerning its activities and recommendations during the preceding year.

                                                                           18



                                 Appendix E
                               License Agreement

                                LICENSE AGREEMENT

                         BETWEEN THE RESEARCH FOUNDATION OF
                           STATE UNIVERSITY OF NEW YORK
                                       AND
                             BIOPHAN TECHNOLOGIES, INC

    This Agreement, made and entered into this ____day of ____2001 by and between THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK, a non-profit corporation organized and existing under the laws of the State of New York and having its principal office at State University Plaza, Albany, New York 12246 (mailing address: Technology Transfer & Licensing, Suite 200 UB Commons, Amherst New York 14228-2567 U.S.A.) (hereinafter referred to as "FOUNDATION') and Biophan Technologies, Inc., a corporation of the State of Nevada having its principal office at 150 Lucius Gordon Drive, West Henrietta, New York 14586 (hereinafter referred to as "LICENSEE").

                              WITNESSETH

    WHEREAS, FOUNDATION has made a proposal to COMPANY for a Strategic Partnership for Industrial Resurgence project titled "Development of a Flexible Composite Coating for Electromagnetic Interference Shielding of Pacemaker Leads " and such proposal has been accepted and executed by LICENSEE (hereinafter referred to as the "Project"); and

    WHEREAS, ownership of certain inventions and intellectual property derived from the Project vests solely in FOUNDATION; and

    WHEREAS, FOUNDATION has the right to grant licenses covering such intellectual property so that they may be utilized in the public interest and is willing to grant a license thereunder to LICENSEE so that said objective may be accomplished; and

    WHEREAS, LICENSEE is desirous of obtaining certain rights and licenses from FOUNDATION relating to such intellectual property.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:

                          ARTICLE I -DEFINITIONS

    For the purposes of this Agreement, the following words and phrases shall have the following meanings:

    1.1 "LICENSED PATENTS" is hereby defined as national patent or regional patents of any kind derived from patents issued on patent applications, continuations and divisional applications, reissues, reexamination and foreign counterparts covering only inventions derived from the Project, ownership of which vests solely in Foundation.

    1.2 "LICENSED SOFTWARE" is hereby defined as the entire set of algorithms, computer programs, procedures, and related documentation intended to cause a computer, a controlled data processor or the like to perform any kind of operation, derived from the Project, ownership of which vests solely in Foundation.

    1.3 "LICENSED IP" is hereby defined as LICENSED PATENTS, LICENSED SOFTWARE, copyrights, trademarks, mask works, trade secrets and any other legally protectable information derived from the Project, ownership of which vests solely in Foundation.

    1.4 "LICENSED PRODUCT" is hereby defined as any item, the manufacture, use or sale of which, whether as a single item or part of a kit, which utilizes LICENSED IP.

    1.5 "EFFECTIVE DATE" is hereby defined as the date of execution of this Agreement.

    1.6 "SUBSIDIARY" is hereby defined as any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by LICENSEE. Indirect control is understood to occur when another party, acting on behalf of LICENSEE, manages the securities held by LICENSEE.

    1.7 "AFFILIATE" is hereby defined as a company which is controlled or is able to be controlled directly or indirectly by LICENSEE or by a third company which controls or has the power to control both.

                              ARTICLE II -GRANT

    2.1 The FOUNDATION hereby grants to LICENSEE a non-exclusive, world-wide, royalty-free license under LICENSED IP to make, have made, use, lease, and sell LICENSED PRODUCT.

    2.3 The FOUNDATION represents and warrants that it is the owner of LICENSED IP free and clear of all liens, claims and encumbrances and has the sole and unrestricted right to grant the license as set forth herein.

                          ARTICLE III -CONSIDERATIONS

    For the rights and privileges granted under this license, LICENSEE shall pay no royalties to FOUNDATION.

                     ARTICLE IV -INTELLECTUAL PROPERTY COSTS

    4.1 LICENSEE agrees to pay one half of all costs associated with the prosecution or registration of patents, copyrights, trademarks, or other legal protections incurred to protect LICENSED IP. Such costs shall include, but are not reserved to, attorneys' fees, Patent Office filing fees, examination fees, issuance fees, maintenance fees and registration fees and shall be verified in writing by FOUNDATION. FOUNDATION will pay the costs as they come due, and will in turn bill LICENSEE its share of said costs. LICENSEE shall reimburse FOUNDATION within thirty (30) days of the receipt of such invoice.

    4.2 In the event LICENSEE elects not to reimburse FOUNDATION for any such fees or costs specified in the time specified in this Article IV of this Agreement, LICENSEE shall waive all rights and licenses under such LICENSED IP and the grants in Article II above shall be considered terminated, subject to the notice provisions of Section 4.3 below.

    4.3 FOUNDATION shall notify LICENSEE in advance, in writing, of its intention to .file any new patent applications, copyrights, trademarks or for any other legal protection of LICENSED IP. LICENSEE shall notify FOUNDATION, in writing, within sixty (60) days of receipt of such notification if LICENSEE either: (i) elects to reimburse FOUNDATION for such LICENSED IP costs; or, (ii) if LICENSEE does not wish to reimburse FOUNDATION for prosecution or registration costs associated with such intellectual property protection. If LICENSEE does not wish to reimburse FOUNDATION for prosecution or registration costs associated with such LICENSED IP, FOUNDATION may elect, at its own expense, to continue the prosecution and any resultant intellectual property will not be considered LICENSED IP under the terms of this agreement

                    ARTICLE V -TERM AND TERMINATION

    5.1 The term of this agreement and of any and all licenses and rights granted and obligations assumed hereby (except as otherwise expressly provided in this Agreement) shall commence on the EFFECTIVE DATE of this Agreement and shall terminate with the last to expire intellectual property rights in LICENSED IP, unless sooner terminated as provided for in this
Article V.

    5.2 If LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, LICENSEE shall immediately notify FOUNDATION and FOUNDATION shall thereupon have the right to terminate this Agreement by giving written notice to LICENSEE of such termination and specifying the effective date thereof, which shall be at least thirty (30) days after the date the notice is mailed by FOUNDATION. Such notice shall be sent to LICENSEE by certified mail at an address designated as provided in Article XIII hereof, or to such other address as LICENSEE may designate from time to time in writing by notice to FOUNDATION. If such circumstance should transpire, then the rights, privileges, and license granted hereunder shall thereupon immediately terminate and neither party shall have any rights, duties or obligations hereunder except as may have then accrued under this Agreement.

    5.3 Upon any material breach or default of this Agreement by LICENSEE, FOUNDATION shall have the right to terminate this Agreement and the rights and license granted hereunder by ninety (90) days notice by certified mail to LICENSEE. Such termination shall become effective unless LICENSEE has cured, to the sole satisfaction of FOUNDATION, any such breach or default without further notice prior to the expiration of ninety (90) days from receipt of FOUNDATION's notice of termination. In the event of such termination, the parties shall no longer have any rights, duties or obligations hereunder subsequent to the date of such termination, except as may have then accrued under this Agreement

    5.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination, and LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE provides to FOUNDATION the reports required by Article VI hereof on LICENSED PRODUCTS.

                         ARTICLE VI -REPORTS

    6.1 LICENSEE, within ninety (90) days after the close of each calendar year, shall deliver to FOUNDATION a true and accurate report of the total number of units and type of LICENSED PRODUCTS sold by LICENSEE

    6.2 FOUNDATION agrees to receive and maintain in confidence all proprietary information obtained from LICENSEE under ARTICLE VI

                     ARTICLE VII -ASSIGNMENT

    LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder so long as such assignment or transfer is accompanied by: (1) a sale or other transfer of LICENSEE's entire business or (2) sale or other transfer of that part of LICENSEE's business to which the license granted hereby relates, or (3) sale or transfer to one or more SUBSIDIARIES or AFFILIATES. LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder if such assignment or transfer is accompanied by the transfer of the rights to manufacture, and/or market, a commercially viable product or products which embody the LICENSED PATENTS. LICENSEE shall give FOUNDATION thirty (30) days prior written notice of such assignment and transfer. FOUNDATION, however, shall not be deemed to have approved such assignment and transfer unless such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement, in which event LICENSEE shall be released of liability hereunder. Upon such assignment of transfer of Agreement by such assignee or transferee, the term LICENSEE as used herein shall include such assignee or transferee.

                     ARTICLE VIII -NON-USE OF NAMES

    LICENSEE shall not use the names of The Research Foundation of State University of New York, any unit, college or university of the State University of New York, nor State of New York nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from FOUNDATION in each case, except that LICENSEE may state that it is LICENSED by FOUNDATION.

             ARTICLE IX -UNITED STATES GOVERNMENT EXPORT CONTROL
                                REGULATIONS

    The Export Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Regulations), unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, therefore, LICENSEE hereby gives its assurance to FOUNDATION that LICENSEE will not knowingly, unless prior authorization is obtained from the U.S. Office of Export Controls, report directly or indirectly any technical data received from FOUNDATION under this Agreement and will not export directly the LICENSED PRODUCT or such technical data to any restricted country.

    FOUNDATION neither represents that a license is or is not required nor that, if required, it will be issued by the U.S. Department of Commerce.

               ARTICLE X -UNLICENSED ACTIVITY AND INFRINGEMENT

    10.1 LICENSEE and FOUNDATION shall promptly inform the other in writing of any license infringement by a third party and provide available evidence of infringement.

    10.2 If within thirty (30) days after notification of alleged infringement FOUNDATION has not been successful in persuading the alleged infringer to desist, and is not diligently prosecuting an infringement action, or if FOUNDATION notifies LICENSEE of its intent not to bring action against the alleged infringer, LICENSEE with permission of FOUNDATION may, but is not obligated to, bring action at its own expense and may use the name of FOUNDATION as party plaintiff.

    10.3 In any suit involving the enforcement or defense of the LICENSED rights, the other party hereto agrees, at the request and expense of the party initiating such suit, to cooperate in all respects and to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens and the like.

    10.4 No settlement or consent judgment or other voluntary final disposition of an enforcement and/or defense suit initiated by either party to the Agreement may be entered into without the consent of the other, such consent not to be unreasonably withheld.

    10.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of the LICENSED rights is brought against LICENSEE, FOUNDATION reserves the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense to the action at its own expense.

    10.6 If LICENSEE is required to pay a royalty or damages to another party resulting from a final judgment or settlement to which FOUNDATION consents (such other party being hereinafter referred to as "Third Party Licensors") in order to make, have made, lease, sell, offer to sell, import, export or to have sold LICENSED PRODUCTS, then and in the event, LICENSEE shall have the sole obligation to pay such Third Party Licensors.

    10.7 In any infringement action commenced or defended solely by FOUNDATION and funded solely by FOUNDATION, FOUNDATION shall keep any recovery or damages derived therefrom.

    10.8 In any infringement action commenced or defended solely by LICENSEE and funded solely by LICENSEE, LICENSEE shall keep any recovery or damages derived therefrom.

    10.9 If LICENSEE and FOUNDATION share costs of any infringement action, both shall share any recovery pro-rata to the costs each has expended.

                          ARTICLE XI -HOLD HARMLESS

    LICENSEE shall defend or settle, at its own expense, any claim, action, suit or legal proceedings which may be brought against FOUNDATION by reason of the manufacture or distribution of LICENSED PRODUCT by LICENSEE. LICENSEE also will indemnify and hold FOUNDATION harmless from and against all damages and costs adjudged or decreed against and actually paid by FOUNDATION in any such claim, action, suit or legal proceeding in accordance with a final decree of final judgment rendered by a Court of Competent Jurisdiction in a decision, unappealed or unappealable, or any costs actually paid by FOUNDATION in connection with any settlement of any such claim, action, suit or legal proceeding. FOUNDATION shall, however, have given LICENSEE prompt written notice of such claim, action, suit or legal proceeding and shall permit LICENSEE, by counsel of its own choosing, to defend or settle same, and provided further that FOUNDATION shall not have settled such claim, action, suit or legal proceeding without the -written consent of LICENSEE, which consent shall not be unreasonably withheld.

                 ARTICLE XII - MISCELLANEOUS PROVISIONS

    12.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. ..

    12.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed to by both parties hereto.

    12.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or unenforceability of the remaining provisions hereof.

    12.4 Wherever the consent of FOUNDATION is required under this Agreement, and LICENSEE has given prior written notice and FOUNDATION raises no objection in writing within the required period of time after the giving of such notice, or thirty (30) days in the event no required period is stated, then FOUNDATION shall be deemed to have approved any action stated in the notice.

                            ARTICLE XIII -NOTICES

    Any reimbursement, notice or other communication pursuant to this license shall be sufficiently made or given on the date of mailing if sent to such party by certified air mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

               In case of FOUNDATION,

               Intellectual Property Division
               Science, Technology Transfer and Economic Outreach
               The Research Foundation of
               State University of New York
               Suite 200 UB Commons
               Amherst, New York 14228-2567

               In the case of LICENSEE,

               Mr. Michael L. Weiner, President
               Biophan Technologies, Inc.
               150 Lucius Gordon Drive
               West Henrietta, NY 14586

    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first above written.

THE RESEARCH FOUNDATION OF

THE STATE UNIVERSITY OF NEW YORK

By: Dale M. Landi
    Vice President for Special Projects and Programs
    University at Buffalo

Date:

BIOPHAN TECHNOLOGIES, INC.

By: Mr. Michael L. Weiner
    Chief Executive Officer

Date: 12/11/01
                                                                          26



The following language was initially proposed by UB Foundation:

"Parties to this Agreement recognize that inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any other legally protectable information, including computer software (herinafter referred to collectively as "Project Intellectual Property") may result from the investigations that are pursued by the parties during the performance of this Agreement. Title to any Project Intellectual Property, first made or generated during the performance of this Agreement shall vest in the following manner:

    1. in UB if the Project Intellectual Property is made using facilities of State University of New York;
    2. in Company if the Project Intellectual Property is made by Company personnel not utilizing facilities of State University of New York; or

    3. jointly in Company and UB if the Project Intellectual Property is made using facilities of State University of New York and by Company personnel not utilizing facilities of State University of New York.

-----------------------------------------------------------------------------
                 UB Inventors   BTI Inventors       Joint Inventorship
-----------------------------------------------------------------------------
UB Facility      UB Owns        UB Owns         UB Facility  UB Facility not
                                                Used by BTI  used by BTI
                                                -----------------------------
                                                UB Owns       Joint Ownership
                                                -----------------------------

Non-UB Facility  UB Owns        BTI Owns        Joint Ownership
-----------------------------------------------------------------------------


As Proposed by Biophan Technologies, Inc.:

    1. in UB if the Project Intellectual Property is made using facilities of State University of New York or is made solely by UB personnel; or

    2. in Biophan Technologies, Inc. if the Project Intellectual Property is made by Biophan Technologies, Inc. personnel not utilizing facilities of State University of New York; or,

    3. jointly in Biophan Technologies, Inc. and UB if the Project Intellectual Property is made using facilities of State University of New York and by Company personnel not utilizing facilities of State University of New York, or if the Project Intellectual Property is made as a the result of a joint invention of both UB and Biophan Technologies personnel, but not using the facilities of State University of New York.